                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                       FILED PURSUANT TO RULE 13d-2(a)(1)

                               (Amendment No. 2)

                        -------------------------------

                            PATHOGENESIS CORPORATION
                        -------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.001 per share
                         (Title of Class of Securities)

                                   70321E104
                            -----------------------
                                 (CUSIP Number)

                               Woon-Wah Siu, Esq.
                            Bell, Boyd & Lloyd LLC
                              70 W. Madison Street
                           Three First National Plaza
                            Chicago, Illinois 60602
                                 (312) 372-1121
                            -----------------------
                 (Name, address and telephone number of person
               authorized to receive notices and communications)


                               September 18, 2000
                        -------------------------------
            (Date of event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of (S)(S)240.13d-1(e), 240.13d-1(f) or 240.13d- 1(g),
check the following box [_]

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7(b) for other parties to whom copies are to be sent.

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP No. 70321E04                      13D

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

      Fred Wilpon
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      00
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            81,598 (all 81,598 shares underlying
                          exercisable options)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             81,598 (all 81,598 shares underlying
                          exercisable options)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      81,598

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]
12
      (See Instructions)
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      IN
------------------------------------------------------------------------------

CUSIP No. 70321E04                     13D

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

      Marvin B. Tepper
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      00
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            75,348 (all 75,348 shares underlying
                          exercisable options)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             75,348 (all 75,348 shares underlying
                          exercisable options)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      75,348
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]
12
      (See Instructions)
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      IN
------------------------------------------------------------------------------

CUSIP No. 70321E04                    13D

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

      Saul B. Katz
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      00
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      USA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
                          None

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [_]
12
      (See Instructions)
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
                          0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      IN
------------------------------------------------------------------------------

     This Amendment No. 2 (this "Amendment") relates to a Statement on Schedule 13D originally filed on September 3, 1998, as restated and amended by Amendment No. 1 (the "Statement") relating to the Common Stock, par value $.001 per share (the "Common Stock"), of PathoGenesis Corporation, a Delaware corporation (the "Company"). This Amendment supplements the original Statement and should be read in conjunction therewith. Capitalized terms used but otherwise not defined herein have the meanings ascribed to them in the Statement.

Item 5.  Interest in Securities of the Issuer.

          (a) and (b) As of September 18, 2000, Mr. Wilpon owned options to purchase 81,598 shares of Common Stock, and had the sole power to vote and dispose of said shares upon exercise of such options and acquisition of such shares.

          As of September 18, 2000, Mr. Tepper owned options to purchase 75,348 shares of Common Stock, and had the sole power to vote and dispose of said shares upon exercise of such options and acquisition of such shares.

          (c) On September 5, 2000, Sterling distributed an aggregate of 70,000 shares of Common Stock to certain of its partners, each of whom on September 5, 2000, donated the shares of Common Stock received by him in such distribution to one or more foundations controlled by him.

          (i) On September 12, 2000, Mr. Wilpon and his spouse tendered the 9,000 shares of Common Stock held jointly by them into the offer by Picard Acquisition Corp. (the "Purchaser"), a wholly-owned subsidiary of Chiron Corporation, to purchase for cash all outstanding shares of Common Stock at $38.50 per share (the "Offer"); (ii) on September 12, 2000, Messrs. Wilpon and Katz tendered the 10,000 shares of Common Stock held jointly by them into the Offer; (iii) on September 13, 2000, Mr. Katz tendered the 40,000 shares of Common Stock held by him into the Offer; (iv) on September 13, 2000, Mr. Katz and his spouse tendered the 5,000 shares of Common Stock held jointly by them into the Offer; (v) on September 15, 2000, Sterling, of which Messrs. Wilpon, Tepper and Katz are partners, tendered the remaining 730,000 shares held by it into the Offer; and (vi) on September 8, 2000, nine foundations controlled by partners of Sterling tendered the 70,000 shares of Common Stock held by them into the Offer. The above shares were accepted for payment by the Purchaser on September 18, 2000.

          (e) As of September 18, 2000, each of Messrs. Wilpon, Tepper and Katz ceased to be the beneficial owner of more than five percent of the Common Stock.

Item 7.  Materials to be Filed as Exhibits.

          The following exhibits are filed herewith or incorporated by reference:

Exhibit No.                             Exhibit

   1. Agreement of Joint Filing, a copy of which is filed herewith.

   2. PathoGenesis Corporation 1999 Stock Plan (incorporated herein by reference to Appendix A to the Company's Schedule 14A filed on April 19, 1999, Commission file No. 0-27150).

   3. PathoGenesis Corporation 1997 Stock Option Plan (incorporated herein by reference to Annex A to the Company's Schedule 14A filed on April 29, 1997, Commission file No. 0-27150).

   4. PathoGenesis Corporation 1996 Stock Option Plan for Non-Employee Directors (incorporated herein by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, Commission file No. 0-27150).

   5. PathoGenesis Corporation 1992 Stock Option Plan (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, Commission file No. 33-97070).

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Date:  September 18, 2000


                                /s/ Fred Wilpon
                                -------------------------
                                Fred Wilpon

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Date:  September 18, 2000


                                /s/ Marvin B. Tepper
                                --------------------------------
                                Marvin B. Tepper

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Date:  September 18, 2000



                                /s/ Saul B. Katz
                                ---------------------------
                                Saul B. Katz

                           AGREEMENT OF JOINT FILING

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby consent to the joint filing of Amendment No. 1 to the Statement on Schedule 13D on their behalf and to the joint filing of any single amended statements on Schedule 13D thereto with respect to the ownership by each of the undersigned of shares of Common Stock of the Company. The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated:  September 18, 2000


                                /s/ Fred Wilpon
                                ----------------------------
                                Fred Wilpon



                                /s/ Marvin B. Tepper
                                ----------------------------
                                Marvin B. Tepper



                                /s/ Saul B. Katz
                                ----------------------------
                                Saul B. Katz